                                                                    EXHIBIT 99.1

[LOGO OF DESC]            OFFER TO PURCHASE FOR CASH

                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                        AUTHENTIC SPECIALTY FOODS, INC.
                                      AT
                         $17.00 NET PER SHARE IN CASH
                                      BY
                      AUTHENTIC ACQUISITION CORPORATION,
                      a wholly owned, indirect subsidiary
                                      of
                            AGROBIOS, S.A. DE C.V.,
                           a wholly owned subsidiary
                                      of
                              DESC, S.A. DE C.V.

--------------------------------------------------------------------------------
 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON THURSDAY, JUNE 11, 1998, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

  THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF MAY 7, 1998 (THE "MERGER AGREEMENT"), BY AND AMONG AGROBIOS, S.A. DE C.V. ("AGROBIOS" OR "PARENT"), A WHOLLY OWNED SUBSIDIARY OF DESC, S.A. DE C.V. ("DESC"), AUTHENTIC ACQUISITION CORPORATION ("PURCHASER") AND AUTHENTIC SPECIALTY FOODS, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN) AND HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER, TAKEN TOGETHER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER. THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE NUMBER OF SHARES (IF ANY) BENEFICIALLY OWNED BY PARENT AND PURCHASER, REPRESENTS AT LEAST TWO-THIRDS OF THE SHARES OUTSTANDING (ASSUMING EXERCISE OF ALL OUTSTANDING OPTIONS AND WARRANTS, OTHER THAN WARRANTS SUBJECT TO CANCELLATION AGREEMENTS) ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14.

                                   IMPORTANT

  Any shareholder who desires to tender all or any portion of such shareholder's Shares should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

  A shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. A shareholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                   THE SOLE DEALER MANAGER FOR THE OFFER IS:

                          J.P. MORGAN SECURITIES INC.

May 14, 1998

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
INTRODUCTION..............................................................   1
THE OFFER.................................................................   2
1.  Terms of the Offer....................................................   2
2.  Acceptance for Payment and Payment....................................   4
3.  Procedure for Tendering Shares........................................   5
4.  Withdrawal Rights.....................................................   8
5.  Certain Federal Income Tax Consequences...............................   9
6.  Price Range of the Shares; Dividends on the Shares....................   9
7.  Effect of the Offer on the Market for the Shares; Stock Listing; Ex-
    change Act Registration; Margin Regulations...........................  10
8.  Certain Information Concerning the Company............................  11
9.  Certain Information Concerning Desc, Parent and Purchaser.............  13
10. Source and Amount of Funds............................................  15
11. Background of the Offer; Purpose of the Offer and the Merger; The
    Merger Agreement and Certain Other Agreements.........................  15
12. Plans for the Company; Other Matters..................................  26
13. Dividends and Distributions...........................................  27
14. Conditions to the Offer...............................................  28
15. Certain Legal Matters.................................................  29
16. Fees and Expenses.....................................................  31
17. Miscellaneous.........................................................  32

SCHEDULE I --INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF
DESC, PARENT, AAC DELAWARE AND PURCHASER.................................. I-1

ANNEX A--OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION,
DATED MAY 7, 1998......................................................... A-1

  To the Holders of Common Stock of AUTHENTIC SPECIALTY FOODS, INC.:

                                 INTRODUCTION

  Authentic Acquisition Corporation, a Texas corporation ("Purchaser") and a wholly owned, indirect subsidiary of Agrobios, S.A. de C.V. ("Parent"), a corporation organized under the laws of the United Mexican States ("Mexico"), and a wholly owned subsidiary of Desc, S.A. de C.V., a corporation organized under the laws of Mexico ("Desc"), hereby offers to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Authentic Specialty Foods, Inc., a Texas corporation (the "Company"), at a price of $17.00 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

  Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. Purchaser will pay all fees and reasonable out-of-pocket expenses of J.P. Morgan Securities Inc. ("J.P. Morgan"), which is acting as the Dealer Manager (the "Dealer Manager"), Citibank, N.A., which is acting as the Depositary (the "Depositary"), and Morrow & Co., Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See
Section 16.

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER, TAKEN TOGETHER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT THERETO.

  DONALDSON LUFKIN & JENRETTE SECURITIES CORPORATION ("DLJ"), THE COMPANY'S FINANCIAL ADVISOR, HAS DELIVERED TO THE COMPANY BOARD ITS WRITTEN OPINION, DATED MAY 7, 1998 (THE "DLJ OPINION"), TO THE EFFECT THAT, AS OF SUCH DATE AND BASED UPON AND SUBJECT TO CERTAIN MATTERS STATED THEREIN, THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES PURSUANT TO EACH OF THE OFFER AND THE MERGER IS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH HOLDERS. A COPY OF THE DLJ OPINION IS ATTACHED HERETO AS ANNEX A. HOLDERS OF SHARES ARE URGED TO, AND SHOULD, READ THE DLJ OPINION CAREFULLY IN ITS ENTIRETY.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES (THE "MINIMUM SHARES") WHICH, WHEN ADDED TO THE NUMBER OF SHARES (IF
ANY) BENEFICIALLY OWNED BY PARENT AND PURCHASER, REPRESENTS AT LEAST TWO-THIRDS OF THE SHARES OUTSTANDING (ASSUMING EXERCISE OF ALL OUTSTANDING OPTIONS AND WARRANTS, OTHER THAN WARRANTS SUBJECT TO CANCELLATION AGREEMENTS) ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE
SECTION 14.

  The Company has informed Purchaser that, as of May 6, 1998, there were (i) 8,027,126 Shares issued and outstanding, (ii) 336,000 Shares issuable pursuant to the exercise of options and (iii) 480,000 Shares issuable pursuant to the exercise of warrants. The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Parent, issue any additional Shares (except upon the exercise of outstanding options and warrants). Based on the foregoing, assuming the issuance of 336,000 Shares upon the exercise of outstanding options and warrants not subject to cancellation agreements, Purchaser believes that the Minimum Condition will be satisfied if 5,575,418 Shares are validly tendered and not withdrawn prior to the expiration of the Offer. Holders of approximately 1,428,066 Shares (approximately 17.8% of the outstanding Shares) have agreed to tender their Shares pursuant to the Offer. See "Voting Agreement" under Section 11.

  The purpose of the Offer is to enable Parent, through Purchaser, to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 7, 1998 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. Pursuant to the Merger Agreement and the Texas Business Corporation Act ("TBCA"), as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions, Purchaser will be merged with and into the Company (the "Merger"), and the Company will be the surviving corporation in the Merger (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time of the Merger"), each Share then outstanding (other than Shares held by (i) Parent or any subsidiary of Parent, including the Purchaser, and (ii) the Company or any subsidiary of the Company) will be converted into the right to receive $17.00 in cash or any higher price per Share paid in the Offer (the "Merger Consideration"), without interest. The Merger Agreement is more fully described in Section 11.

  Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of shareholders of the Company of the Merger Agreement, if required by applicable law and the Company's Restated Articles of Incorporation, as amended (the "Articles of Incorporation"). See
Section 14. Under the TBCA and pursuant to the Articles of Incorporation, the affirmative vote of the holders of two-thirds of the outstanding Shares is the only vote of any class or series of the Company's capital stock that is required to approve the Merger Agreement and the Merger.

  Under Article 5.16 of the TBCA, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the shareholders of such other corporation (a "short-form merger"). In the event that Purchaser acquires in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any further approval of the Company Board or the Company's shareholders. Even if Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Parent or Purchaser could seek to purchase additional Shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. Parent presently intends to effect a short-form merger, if permitted to do so under the TBCA, pursuant to which Purchaser will be merged with and into the Company. See Section 12.

  Pursuant to the Merger Agreement, following the purchase of Shares in the Offer, Parent has the right to designate directors on the Company Board and Parent intends to fully exercise that right. See Section 11.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1. TERMS OF THE OFFER

  Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay for all Shares validly tendered, and not withdrawn, prior to the Expiration Date. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Thursday, June 11, 1998 (the "Initial Expiration Date"), unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

  The Offer is conditioned upon the satisfaction of the Minimum Condition, the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the other conditions set forth in Section 14. In the Merger Agreement, Parent and Purchaser have agreed that, if all conditions to the Offer are not satisfied on the then scheduled Expiration Date and at the request of the Company, Purchaser (subject to its right to terminate the Merger Agreement) shall extend the Offer from time to time until such conditions are satisfied or waived; provided that Purchaser shall not be required to extend the Offer beyond July 13, 1998.

  If all conditions to the Offer are not satisfied prior to the Expiration Date, Purchaser reserves the right, subject to the terms of the Merger Agreement and subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), to (i) decline to purchase any Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering shareholders, (ii) waive any or all conditions to the Offer and, to the extent permitted by applicable law, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain all Shares which have been tendered during the period or periods for which the Offer is extended or (iv) subject to the following sentence, amend the Offer. The Merger Agreement provides that Purchaser will not, without the prior written consent of the Company, (i) reduce the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) reduce or waive the Minimum Condition, (v) impose additional conditions to the Offer; (vi) modify the conditions to the Offer in a manner adverse to the holders of Shares, or (vii) amend any other term of the Offer in a manner adverse to the holders of Shares. See Section 14 regarding conditions to the Offer.

  The Merger Agreement requires Purchaser to accept for payment and promptly pay for all Shares validly tendered and not withdrawn pursuant to the Offer if all conditions to the Offer are satisfied on the Expiration Date.

  Any extension, amendment or termination of the Offer, or any waiver of any condition of the Offer, will be followed as promptly as practicable by public announcement thereof. The announcement in the case of an extension will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) and Rule 14e-1(d) under the Exchange Act. Without limiting the obligation of Purchaser under such Rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service.

  If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following a material change in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, the Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered pursuant to such increase. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

  The Company has provided Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares and will be furnished by Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT

  Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for, promptly after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4. Subject to the Merger Agreement, all determinations concerning the satisfaction of such terms and conditions will be within Purchaser's sole discretion, which determinations will be final and binding. See Sections 1 and 14. Subject to the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer).

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. The per share consideration paid to any holder of Shares pursuant to the Offer will be the highest per share consideration paid to any other holder of such Shares pursuant to the Offer.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered prior to the Expiration Date to Purchaser and not properly withdrawn, if and when Purchaser gives oral (followed by written confirmation) or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates representing Shares not tendered or not accepted for purchase will be returned to the tendering shareholder, or such other person as the tendering shareholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to such account maintained at a Book-Entry Transfer Facility as the tendering shareholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

  Purchaser reserves the right to transfer or assign, in whole or in part, to Desc, Parent or to any direct or indirect majority owned subsidiary of Desc or Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES

  Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

  Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

  (i)    such tender is made by or through an Eligible Institution;

  (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser (delivered herewith), is received by the Depositary, as provided below, prior to the Expiration Date; and

  (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market (the "Nasdaq National Market"), operated by the National Association of Securities Dealers, Inc. (the "NASD"), is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's

Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

  Backup Withholding. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on Substitute Form W-9 in the Letter of Transmittal and certify, under penalties of perjury, that such TIN is correct and that such shareholder is not subject to backup withholding.

  Backup withholding is not an additional income tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder upon filing an income tax return.

  The shareholder is required to give the Depositary the TIN (i.e., social security number or employer identification number) of the record owner of the Shares. If the Shares are held in more than one name or are not in the name of the actual owner, consult the "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" delivered herewith for additional guidance on which number to report.

  If the tendering shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, the shareholder or other payee must also complete a Certificate of Awaiting Taxpayer Identification Number in order to avoid backup withholding. Notwithstanding that the Certificate of Awaiting Taxpayer Identification Number is completed, the Depositary will withhold 31% on all payments made prior to the time a properly certified TIN is provided to the Depositary. However, such amounts will be refunded to such shareholder if a TIN is provided to the Depositary within 60 days.

  Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign shareholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding.

  Appointment. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message) the tendering shareholder will irrevocably appoint designees of Purchaser as such shareholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser, and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after May 7, 1998 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, Purchaser accepts for payment Shares tendered by such shareholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment of Shares tendered in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of Parent will thereby be empowered to exercise all voting and other rights with respect to such Shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company's shareholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of shareholders.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, Desc, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4. WITHDRAWAL RIGHTS

  Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 13, 1998.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

  Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered again by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, Desc, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of certain United States federal income tax consequences of the Offer and the Merger relevant to beneficial holders of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to beneficial holders of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. The discussion applies only to beneficial holders of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code and may not apply to beneficial holders (i) who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company, and (ii) who are subject to special tax treatment under the Code (such as dealers in securities, insurance companies, other financial institutions, regulated investment companies and tax-exempt entities). In addition, this discussion does not discuss the federal income tax consequences to a beneficial holder of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. In general, a beneficial holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the beneficial holder's adjusted tax basis in the Shares sold pursuant to the Offer or surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or surrendered for cash pursuant to the Merger. Under recently enacted legislation, a non-corporate shareholder would be subject to tax at ordinary income rates if the Shares were held for one year or less, at a maximum rate of 28% if held for more than one year but not more than eighteen months, and at a maximum rate of 20% if held for more than eighteen months.

  BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH BENEFICIAL HOLDER OF SHARES IS URGED TO CONSULT SUCH BENEFICIAL HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH BENEFICIAL HOLDER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

  Since September 2, 1997, the Shares have been traded through the Nasdaq National Market ("Nasdaq") under the symbol "ASFD." The following table sets forth, for each of the fiscal quarters indicated, the high and low reported sales price per Share on the Nasdaq as reported by the Dow Jones News Retrieval Service.

                                                                    SHARES
                                                                ---------------
                                                                 HIGH     LOW
                                                                ------- -------
   Fiscal Year Ending December 31, 1998
     First Quarter............................................. $16     $10
     Second Quarter (through May 12, 1998).....................  17 1/4  10 7/8
   Fiscal Year Ended December 31, 1997
     Third Quarter (from September 2, 1997)....................  12 3/8   9
     Fourth Quarter............................................  13 5/8   9

  On May 7, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company, Parent and Purchaser, the last reported sales price of the Shares on the Nasdaq

National Market was $16.00 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

  The Company did not declare or pay any cash dividends during any of the periods indicated in the above table. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Purchaser.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

  Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public. Following consummation of the Offer, unless the Minimum Condition is waived or amended with the consent of the Company, at least two-thirds of the Shares outstanding will be owned by Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

  Nasdaq Quotation. The Shares are traded through Nasdaq. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of Nasdaq for continued inclusion on Nasdaq. Nasdaq requires that an issuer either (i) have at least 750,000 publicly held shares (exclusive of holdings of officers, directors or any other person who is the beneficial owner of more than 10% of the total Shares outstanding), held by at least 400 shareholders, with a market value of at least $5,000,000, net tangible assets (total assets (excluding goodwill) minus total liabilities) of at least $4 million and have a minimum bid price of $1 per share or (ii) have at least 1,000,000 publicly held shares, held by at least 400 shareholders, with a market value of at least $15,000,000, have a minimum bid price of $5 per share and have either (A) a market capitalization of at least $50,000,000 or (B) total assets and revenues each of at least $50,000,000. If the Nasdaq National Market and the Nasdaq Smallcap Market were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy or information statement pursuant to
Section 14(a) or 14(c) in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

  Margin Regulations. The Shares presently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

  Purchaser presently does not intend to seek delisting of the Shares from the Nasdaq National Market and the termination of the registration of the Shares under the Exchange Act prior to the Merger even if the requirements for such delisting and termination are met. If the Nasdaq National Market listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

  General. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent, Purchaser, Desc nor the Dealer Manager assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser, Desc or the Dealer Manager.

  The Company is a leading provider of Mexican food products to Mexican-American consumers, as well as non-Hispanic consumers who enjoy Mexican food. The Company believes that it is the largest publicly-owned company engaged solely in the manufacture and distribution of Mexican food products targeting primarily the Mexican-American consumer. The Company has five separate brands--Calidad(TM), La Victoria(TM), La Monita(TM), The Tortilla King(TM) and Alamo Street(TM) (a brand of Sauces Unlimited, Inc.). These brands have strong market positions in the southwestern and western regions of the United States, particularly in Texas (Calidad, La Monita, The Tortilla King and Alamo Street) and California (La Victoria).

  The Company has only one business segment--the manufacture and sale of Mexican food products. The Company has two operating divisions--Direct Store Delivery ("DSD") Operations and Direct Warehouse Operations. DSD Operations includes Calidad, La Monita and Tortilla King. DSD Operations sells branded and private label tortillas and tortilla chips, as well as both branded and non-branded cheeses, meats and shelf-stable products (including spices, salsas and peppers) primarily to grocery stores in Texas and certain adjacent states. The Company's Direct Warehouse Operations division includes La Victoria and Sauces Unlimited. Direct Warehouse Operations manufactures salsas and other Mexican sauces. Generally, Direct Warehouse Operations' products are delivered to a retail customer's warehouse or distribution facility rather than directly to a customer's retail outlets. While La Victoria primarily sells its products to grocery stores in California and certain other western states, it also sells its products in the food service market on a branded and private label basis and to warehouse clubs on a branded basis. Food service sales consist primarily of sales to restaurants and wholesale restaurant suppliers. Sauces Unlimited's primary customer base is the food service industry. The Company is a Texas corporation with its principal executive offices at 1313 Avenue R, Grand Prairie, Texas 75050. The telephone number of the Company at such location is (972) 933-4100.

  Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and its Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997, both filed with the Commission pursuant to the Exchange Act.

  More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the Commission in the manner set forth below.

                        AUTHENTIC SPECIALTY FOODS, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                           YEAR    FIVE MONTHS
                          ENDED       ENDED        YEARS ENDED DECEMBER 31,
                         JULY 31,  DECEMBER 31, ----------------------------------
                           1993      1993(1)     1994     1995     1996     1997
                         --------  ------------ -------  -------  -------  -------
STATEMENT OF OPERATIONS
 DATA:
Net sales............... $20,328      $8,113    $19,637  $21,028  $21,198  $37,203
Cost of sales...........  14,974       5,466     13,213   14,266   14,081   22,328
                         -------      ------    -------  -------  -------  -------
  Gross profit..........   5,354       2,647      6,424    6,762    7,177   14,875
Operating expenses......   8,511       3,304      7,210    6,940    6,768   15,260
                         -------      ------    -------  -------  -------  -------
  Income (loss) from
   operations...........  (3,157)       (657)      (786)    (178)     349     (385)
                         -------      ------    -------  -------  -------  -------
Other income (expense)
Interest expense........    (218)        (98)      (161)    (219)    (328)    (507)
Interest income.........     --          --         --        62        2      --
Gain (loss) on disposal
 of property and
 equipment..............    (514)        --         (38)    (192)     (22)     --
Other, net..............     --          --         --       --       --        27
                         -------      ------    -------  -------  -------  -------
                            (732)        (98)      (199)    (349)    (348)    (480)
                         -------      ------    -------  -------  -------  -------
  Income (loss) before
   income taxes.........  (3,889)       (755)      (985)    (527)       1     (865)
Income tax expense
 (benefit)..............    (520)        --         --       --       --      (302)
                         -------      ------    -------  -------  -------  -------
  Net income (loss)..... $(3,369)     $ (755)   $  (985) $  (527) $     1  $  (563)
                         =======      ======    =======  =======  =======  =======
Basic and diluted
 earnings (loss) per
 share(2)............... $ (2.15)     $(0.48)   $ (0.59) $ (0.31) $  0.00  $ (0.15)
Weighted average number
 of common shares
 outstanding............   1,564       1,564      1,680    1,700    1,700    3,693

                               AS OF             AS OF DECEMBER 31,
                              JULY 31,  -----------------------------------------
                                1993     1993    1994    1995     1996     1997
                              --------  ------  ------  -------  -------  -------
BALANCE SHEET DATA:
Cash and cash equivalents.... $   --    $  238  $  237  $     9  $   200  $   363
Working capital (deficit)....  (2,289)    (139)    (44)  (1,499)  (1,557)  11,949
Total assets.................   6,630    7,436   5,946    7,132    7,089   58,780
Notes payable to bank........   1,551    1,418     639      751    1,319    1,706
Long-term debt...............   1,528    1,513     949    1,249      920    7,420
Shareholders' equity.........     260    1,859   2,175    2,048    2,049   40,450

--------
(1) Represents a five month period. At December 31, 1993, the Company changed its fiscal year end from July 31 to December 31.

(2) The Company adopted FASB Statement No. 128 for the year ended December 31, 1997, and as required restated all per share information for the prior years to conform to the Statement. Because the Company incurred a loss in 1997 and there were no common stock equivalents outstanding in any year other than 1997, basic and diluted loss per share amounts are the same in each period presented.

  First Quarter Earnings. On April 28, 1998, the Company announced its results of operations for the three months ended March 31, 1998. The Company reported revenues of $20.9 million for the three months ended March 31, 1998 as compared to $5.4 million for the three months ended March 31, 1997. In addition, the Company reported net income of $1.1 million, or $0.13 per Share (basic and diluted), for the three months ended March 31, 1998 as compared to net income of $122,000, or $0.07 per Share (basic and diluted), for the three months ended March 31, 1997.

  Certain Projections. During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent with certain information about the Company and its financial performance that is not publicly available. The information provided to Parent and its advisors included financial forecasts for the Company as an independent company (i.e., without regard to the impact to the Company of a transaction with Parent or Purchaser), which included the following: forecasts of revenues, gross profit, earnings before income, taxes, depreciation and amortization ("EBITDA"), operating income and net income of approximately $101.2 million, $44.6 million, $14.0 million, $10.6 million and $5.9 million, respectively, for fiscal 1998. The foregoing information was prepared by the Company solely for internal use and not for publication or with a view to complying with the published guidelines of the Commission regarding projections or with the guidelines established by the American Institute of Certified Public Accountants and is included in this Offer to Purchase only because it was furnished to Parent. The foregoing information is "forward-looking" and inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, including industry performance, general business and economic conditions, changing competition, adverse changes in applicable laws, regulations or rules governing environmental, food processing, tax or accounting matters and other matters. One cannot predict whether the assumptions made in preparing the foregoing information will be accurate, and actual results may be materially higher or lower than those described above. The inclusion of this information should not be regarded as an indication that Parent, the Purchaser, the Company or anyone who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. None of Parent, the Purchaser or the Company assumes any responsibility for the validity, reasonableness, accuracy or completeness of the forecasts, and the Company has made no representation to Parent or the Purchaser regarding the financial information described above.

  Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information can also be obtained by mail, upon payment of the Commission's prescribed rates by writing to the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed electronically with the Commission via the EDGAR System. The Shares are traded on Nasdaq and certain reports, proxy statements and other information concerning the Company can also be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

9. CERTAIN INFORMATION CONCERNING DESC, PARENT AND PURCHASER.

  Desc, Parent and Purchaser. Desc, a corporation organized under the laws of Mexico, is a diversified holding company engaged in five principal lines of business: automotive parts, chemicals, consumer products, food and real estate. All of these businesses are conducted through Desc's four principal wholly owned subsidiaries: Unik, S.A. de C.V., Girsa, S.A. de C.V., Parent and Dine, S.A. de C.V. Each of Desc's four principal subsidiaries is a holding company with no significant operations and collectively they control or own majority interests in more than 100 companies. Parent, a corporation organized under the laws of Mexico, is responsible for businesses in the food sector.

  Purchaser is a newly incorporated Texas corporation which was organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. All of the outstanding capital stock of Purchaser is directly owned by Authentic Acquisition Corporation, a Delaware corporation ("AAC Delaware") which is directly owned by Parent and indirectly owned by Desc. AAC Delaware was recently incorporated in connection with the transactions contemplated by the Offer and Merger. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

  The principal office of Desc and Parent is located at Paseo de los Tamarindos 400-B, 28th Floor, Bosques de las Lomas, Mexico, D.F. 05120. The telephone number of Desc and Parent at such location is (525) 261-8000. The principal office of Purchaser is located at 7150 Village Drive, Buena Park, California 90621. The telephone number of Purchaser is (714) 521-7999.

  For certain information concerning the executive officers and directors of Desc, Parent, AAC Delaware, and Purchaser, see Schedule I.

  Except as set forth in this Offer to Purchase, none of Desc, Purchaser, AAC Delaware, or Parent, nor, to the best knowledge of Desc, Purchaser, AAC Delaware, or Parent, any of the persons listed on Schedule I, nor any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares. In addition, none of Desc, Purchaser, AAC Delaware, or Parent nor, to the best knowledge of Desc, Purchaser, AAC Delaware, or Parent, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

  Except as set forth in this Offer to Purchase, none of Desc, Purchaser, AAC Delaware, or Parent has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

  Except as set forth in this Offer to Purchase, none of Desc, Parent, AAC Delaware, Purchaser, any of their respective affiliates, nor, to the best knowledge of Desc, Parent, AAC Delaware or Purchaser, any of the persons listed on Schedule I, has had any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that are required to be reported under the rules of the Commission. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Desc, Parent, AAC Delaware, Purchaser, any of their respective affiliates or, to the best knowledge of Desc, Parent, AAC Delaware, Purchaser, any of the persons listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

  Available Information. Desc is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Reports can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, NY 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information may be obtained by mail, upon payment of the Commission's prescribed rates, by writing to the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials can also be inspected at the offices of the New York Stock Exchange ("NYSE"), 20 Broad Street, New York, NY 10005. The Commission also maintains a website at http://www.sec.gov that contains or will contain certain information relating to Desc which has been filed electronically with the Commission via the EDGAR System.

  A copy of this Offer to Purchase and certain of the agreements referred to herein are attached as exhibits to the Tender Offer Statement on Schedule 14D-1, dated May 14, 1998 (the "Schedule 14D-1"), which has been filed with the Commission by (i) Purchaser, (ii) Parent, (iii) Desc and (iv) AAC Delaware. The Schedule 14D-1 and the exhibits thereto, along with such documents as may be filed by Purchaser, Parent, Desc and AAC Delaware with the Commission, may be examined and copied from the offices of the Commission in the manner set forth above.

10. SOURCE AND AMOUNT OF FUNDS

  The Offer is not conditioned upon financing. The total amount of funds required by Purchaser to consummate the Offer and the Merger, including payment of the fees and expenses of the Offer and the Merger, is estimated to be approximately $147 million. Under the Merger Agreement, Desc has agreed to unconditionally guaranty the payment obligations of Purchaser pursuant to the Offer and the Merger, and Purchaser will obtain all such funds from Desc in the form of capital contributions and/or loans. Desc's existing cash and other working capital are sufficient to provide funds required in connection with the Offer without any borrowings.

11. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS

  Background of the Offer. On November 5 and 21, 1997, J. Gary Shansby and Charles H. Esserman of Shansby Partners, L.L.C. ("Shansby Partners"), the Company's acquisition advisor, approached Embasa Foods, Inc. ("Embasa"), a subsidiary of Desc, to discuss a possible acquisition of Embasa by the Company. No agreement resulted from those discussions.

  On January 8, 1998, Mr. Shansby and Mr. Esserman met with representatives of Desc at its headquarters in Mexico City to discuss a purchase of Embasa. During that meeting, the Desc representatives indicated that they might be interested in acquiring a position in the Company. Mr. Shansby and Mr. Esserman indicated that they did not know whether the Company Board would be interested in authorizing the sale of the Company. At a regular meeting of the Company Board on January 22, 1998 Mr. Shansby and Mr. Esserman informed the Board of Directors of their meetings with Desc. The Board encouraged Mr. Shansby and Mr. Esserman to continue discussions with Desc and to inform the Board about the status of those discussions.

  On February 26, 1998, Desc and the Company entered into a confidentiality agreement. At the February 27 meeting of the Company Board, Mr. Esserman described for the Board the discussions with Desc and also described a presentation planned for a meeting with Desc later in the day at the offices of the Company's La Victoria subsidiary. The Board confirmed that the Company was not for sale, but asked to be informed about any proposals from Desc. After the Board meeting, representatives of Desc met with Mr. Shansby, Mr. Esserman, and Keith R. Lively, who then served as Chairman and Chief Executive Officer of the Company, and toured the La Victoria facility. Following the meeting, Desc informed Mr. Shansby and Mr. Esserman that Desc might be interested in making an acquisition proposal, probably for less than all of the outstanding Shares, but no proposal was made and no agreements were reached.

  On February 27, the Company contacted DLJ about serving as financial advisor in connection with a possible transaction with Desc. On March 4, the Company announced that both Mr. Lively and Mr. Bing Graffunder, President of the Company, had unexpectedly resigned. The Company's Board elected one of its outside directors, Mr. Robert K. Swanson, to serve as Chairman of the Board and Chief Executive Officer. During March, DLJ and JP Morgan discussed Desc's interest in the Company but no proposals were made and no agreements were reached. At the March 24, 1998 meeting of the Company Board, Mr. Shansby and Mr. Esserman gave a report to the Board about discussions with Desc and agreed to keep the Board informed of any proposals.

  On March 26, 1998, representatives of Desc and its financial and legal advisors met with representatives of the Company, including Mr. Swanson and the Company's financial and legal advisors, in Dallas, Texas, to discuss possible approaches to a transaction and to commence a business due diligence review of the Company. At the Dallas meeting, Desc expressed interest in acquiring control of the Company in a partial tender offer, and leaving the remaining Shares outstanding so that Desc would have a public U.S. subsidiary. The Company representatives expressed a strong preference that all Shares be purchased.

  On April 3, 1998, representatives of Desc, certain of its subsidiaries and their financial and legal advisors met in Costa Mesa, California, with the Company and its financial and legal advisors to review the Company's operations and to discuss the scope of the information that the Company would make available for Desc's due diligence review. Additionally, Desc and the Company entered into a supplemental confidentiality agreement, dated as of March 31, 1998, relating to information regarding certain acquisitions the Company was considering. Following this meeting, the Company provided Desc and its representatives access to information about the Company, and representatives of Desc and its financial and legal advisors began discussions with the Company and its financial and legal advisors concerning terms of a possible transaction.

  On April 17, 1998, representatives of J.P. Morgan and Desc met in San Francisco, California with representatives of the Company and DLJ to discuss the operating budget for the year ended December 31, 1998, as prepared by the management of the Company. At this meeting, Desc indicated that it would consider a transaction involving a purchase of all outstanding Shares.

  At the April 28, 1998 meeting of Parent's Board of Directors, the Parent's Board authorized continued negotiations related to the proposed acquisition and, if satisfactory terms could be reached, executing a definitive agreement for such acquisition. On April 28, the Company Board also met, received a report on the negotiations, and authorized Company representatives to continue to discuss a proposed acquisition. At this meeting of the Company Board, legal counsel for the Company described for the Board the material terms that were likely to be included in a definitive merger agreement.

  Following April 28, 1998, representatives of J.P. Morgan and representatives of DLJ continued negotiations with respect to price and the terms of the Merger Agreement, and a proposed Merger Agreement was drafted and discussed. Desc, Parent, and the Company held board meetings on May 6, 1998. The Boards of Desc and Parent approved the Merger Agreement. Purchaser's directors approved the Merger Agreement at a meeting on May 7. At the May 6 meeting of the Company Board, the Company's directors received a presentation from DLJ with respect to the financial aspects of the transaction, as well as a presentation from Vinson & Elkins L.L.P., its legal counsel, with respect to the material terms of the Merger Agreement and other legal matters. However, no decision was made at this meeting, and it was agreed that a telephonic Company Board meeting would be held the next day after the close of the U.S. financial markets. Accordingly, on May 7, a telephonic meeting of the Company Board was held. After an update of the financial and legal presentations, the Company Board unanimously approved the Merger Agreement, which was signed late in the day on May 7.

  On May 8, 1998, each of the Company and Desc publicly announced the execution of the Merger Agreement. A copy of the press release issued by Desc has been filed with the Commission as an exhibit to the Schedule 14D-1 of Desc, Parent, AAC Delaware and Purchaser.

PURPOSE OF THE OFFER AND THE MERGER

  The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer.

  Shareholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and any right to participate in its earnings and any future growth. If the Merger is consummated, non-tendering shareholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement. See Section 12. Similarly, after selling their Shares in the Offer or the subsequent Merger, shareholders of the Company will not bear the risk of any decrease in the value of the Company.

  The primary benefits of the Offer and the Merger to the shareholders of the Company are that such shareholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 28.6% over the average closing market price of the Shares for the thirty trading days, ending May 7, 1998, the last full trading day prior to the initial public announcement that the Company, Purchaser and Parent executed the Merger Agreement.

MERGER AGREEMENT

  The following is a summary of certain provisions of the Merger Agreement not discussed elsewhere in this Offer to Purchase. The summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is filed with the Commission as
Exhibit 99.10 to
the Schedule 14D-1 and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth under the heading, "Available Information" in Section 9 of this Offer to Purchase.

  Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, corporate organization, capital stock, options or other rights to acquire Shares, authority to enter into the Merger Agreement, required consents, no conflicts between the Merger Agreement and the Articles of Incorporation and Bylaws of the Company or applicable laws or agreements to which the Company or its assets may be subject, financial statements, public filings, conduct of business, employee benefit plans, ERISA, intellectual property, labor and employment matters, compliance with laws, tax matters, litigation, environmental matters, material contracts, brokers' and finders' fees, title to properties, absence of liens, votes required to approve the Merger Agreement, undisclosed liabilities, product liability, disclosures in proxy statement and tender offer documents and the absence of material adverse changes.

  In the Merger Agreement, each of Parent and Purchaser has made customary representations and warranties to the Company with respect to, among other things, corporate organization, authority to enter into the Merger Agreement, required consents, no conflicts between the Merger Agreement and the Certificate of Incorporation, Bylaws and other constituent documents of Parent or Purchaser or laws applicable to Parent and Purchaser or agreements to which Parent or Purchaser are subject, brokers' fees and disclosures in proxy statement and tender offer documents.

  Conditions to the Merger. The respective obligations of Parent and Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction or waiver of each of the following conditions: (i) the Merger Agreement and the Merger shall have been approved by the requisite vote of the Company's shareholders, if required by law;
(ii) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; (iii) no temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity or other legal restraint or prohibition shall be in effect preventing or prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer, or the consummation of the Merger, provided, however, that the parties shall use all reasonable efforts to have any such injunction, order, restraint or prohibition vacated; and (iv) no statute, rule, order, decree or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits the consummation of the Merger. The obligation of Parent and Purchaser to effect the Merger also is subject to Parent or Purchaser having been obligated to purchase Shares in the Offer.

  The Company Board. The Merger Agreement provides that effective upon the acceptance for payment and payment by Purchaser of Shares pursuant to the Offer such that Parent or Purchaser shall own at least two-thirds of the Fully Diluted Shares, Purchaser shall be entitled to designate the number of Directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to the Merger Agreement) and (ii) the percentage that the number of Shares owned by Purchaser (including Shares accepted for payment and paid for) bears to the total number of Fully Diluted Shares, and the Company shall take all action necessary to cause Purchaser's designees to be elected or appointed to the Company Board, including, without limitation, increasing the number of directors (to the extent permitted under Article 2.34C of the TBCA), and seeking and accepting resignations of incumbent directors. At such times, the Company will use its best efforts to cause individuals designated by Purchaser to constitute the same percentage as such individuals represent on the Company Board of (x) each committee of the Company Board (other than any committee established to take action under the Merger Agreement), (y) each board of directors of each subsidiary of the Company and (z) each committee of each such board.

  In the event that Purchaser's designees are elected or appointed to the Company Board, until the Effective Time of the Merger, the Company Board shall have at least two directors who were directors of the Company on the date of the Merger Agreement and who are not employees of the Company or any of its subsidiaries (the

"Independent Directors"). In such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors of the Company on the date of the Merger Agreement shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement.

  Notwithstanding anything in the Merger Agreement to the contrary, the affirmative vote of the majority of the Independent Directors shall be required to (i) amend or otherwise modify the Articles of Incorporation of the Company, (ii) approve any amendment, modification or waiver by the Company of any provisions of the Merger Agreement or (iii) approve any other action by the Company that adversely affects the interests of the shareholders of the Company (other than Parent, Purchaser or any affiliate thereof) with respect to the transactions contemplated by the Merger Agreement, including without limitation, any actions which would constitute a breach by the Company of its representations, warranties or covenants contained in the Merger Agreement. The foregoing provisions of the Merger Agreement shall not limit any rights which Parent, Purchaser or their affiliates may have as holders or beneficial owners of Shares with respect to the election of directors or otherwise.

  The Company's obligations to appoint designees of Purchaser to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Subject to applicable law, the Company shall promptly take all action requested by Purchaser necessary to effect any such election, including mailing to its shareholders the information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Purchaser shall have provided to the Company on a timely basis all information required to be included in such information statement with respect to Purchaser's designees). Purchaser will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

  Shareholders' Meeting; Proxy Statement. Pursuant to the Merger Agreement the Company will, if required by applicable law in order to consummate the Merger, as promptly as practicable following the acceptance for payment of and payment for Shares pursuant to the Offer prepare and file with the Commission a Proxy Statement in accordance with the Exchange Act relating to the Merger and the Merger Agreement and use all reasonable efforts to obtain and furnish the information required to be included by the Exchange Act and the Commission in such Proxy Statement and, after consultation with Parent and Purchaser, to respond promptly to any comments made by the Commission with respect to such Proxy Statement and cause the Proxy Statement in definitive form to be mailed to the Company's shareholders.

  Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, as promptly as practicable following the acceptance for payment of and payment for Shares pursuant to the Offer and in consultation with Purchaser and Parent, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") for the purpose of approving the Merger Agreement and the transactions contemplated thereby. The Company will, through the Company Board, recommend to its shareholders approval of the foregoing matters and seek to obtain all votes and approvals thereof by the shareholders, subject to provisions set forth below under "No Solicitation;" and provided, that such recommendation and other action may be withdrawn, modified or amended if the Company determines in good faith, based on advice of its outside counsel, that such action is necessary in order for the Company Board to comply with its fiduciary duties under applicable law. Subject to the foregoing, such recommendation, together with a copy of the DLJ Opinion shall be included in the Proxy Statement. At the Shareholders Meeting, Purchaser has agreed to cause all Shares then owned by it, Parent or any affiliate thereof to be voted in favor of the adoption of the Merger Agreement and in favor of any other resolution necessary to approve the transactions contemplated by the Merger Agreement.

  Notwithstanding the foregoing, if Purchaser shall acquire at least 90% of the Shares outstanding pursuant to the Offer or otherwise, Purchaser may cause the Merger to occur without a Shareholders Meeting in accordance with Article 5.16 of the TBCA; provided, however, that in such event, the rights of shareholders of the Company under the Merger Agreement (including, without limitation, the right to receive the Merger Consideration) shall not be adversely affected thereby (other than the right to receive the Proxy Statement, attend the Shareholders Meeting and vote on the Merger, each of which shall no longer be applicable).

  Employee Benefits. The Merger Agreement provides that, for a period of twelve months following the Effective Time of the Merger, the Surviving Corporation shall maintain employee benefits plans and arrangements (directly or in conjunction with Parent or Purchaser) which, in the aggregate, will provide a level of benefits to continuing employees of the Company and its subsidiaries substantially comparable in the aggregate to those provided to similarly situated employees of Parent in the United States as in effect immediately prior to the Effective Time of the Merger (other than discretionary benefits) provided that Parent may make modifications to such benefit plans and arrangements to the extent necessary to comply with applicable law or to reflect widespread adjustments in benefits (or costs thereof) provided to employees under compensation and benefit plans of Parent and its subsidiaries, and no specific compensation and benefit plans need be provided. For purposes of determining eligibility and vesting with respect to any of the Surviving Corporation's benefit plans, Parent shall use the employee's hire date with the Company or such other date as has been previously determined by the Company for credit for prior employment with any predecessor or ERISA Affiliate of the Company. The Surviving Corporation's benefit plans providing medical, dental or life insurance benefits after the Effective Time of the Merger to any individual who is an active or former employee of the Company or its subsidiaries (or a dependent of such employee) shall waive any waiting periods, pre-existing conditions, and certain exclusions to the extent so waived under present policy and shall take into account expenses incurred by such individuals on or before the Effective Time of the Merger for purposes of satisfying deductible, coinsurance and maximum out-of-pocket provisions to the extent taken into account under present policy.

  The Merger Agreement does not prohibit the Company or Purchaser from terminating the employment of any employee at any time with or without cause (subject to, and in accordance with the terms of, any existing employment agreements), nor shall it be construed or applied to restrict the ability of Purchaser or Parent to establish such types and levels of compensation and benefits as they determine to be appropriate. Parent has agreed to cause the Surviving Corporation to honor the employment agreements existing on the date of the Merger Agreement and disclosed to Parent.

  Options and Warrants. The Merger Agreement provides that, as soon as practicable following the date of the Merger Agreement, the Company Board shall: (i) adjust the terms of all Company Stock Options to provide that, at the Effective Time of the Merger, each Company Stock Option outstanding immediately prior to the Effective Time of the Merger shall vest as a consequence of the Merger and shall be canceled in exchange for a payment from the Company after the Merger (subject to any applicable withholding taxes) equal to the product of (1) the total number of Shares subject to such Company Stock Option, multiplied by (2) the excess of the Merger Consideration over the exercise price per Share subject to such Company Stock Option, payable in cash immediately upon the Effective Time of the Merger; and (ii) except as provided in the Merger Agreement or as otherwise agreed to by the parties, the Company's Stock Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary shall terminate as of the Effective Time of the Merger, and the Company shall ensure that, following the Effective Time of the Merger, no holder of a Company Stock Option nor any participant in any Stock Option Plan shall have any right thereunder to acquire equity securities of the Surviving Corporation following the Merger, except for the rights set forth in clause (i) above.

  The Merger Agreement also provides that, as soon as practicable following the date of the Merger Agreement, the Company Board shall take all action to cause each outstanding Warrant (each a "Warrant" and collectively "Warrants") governed by the Warrant Agreements to be, at the Effective Time of the Merger, automatically (without any further action of the Company or the holders thereof) cancelled in exchange for the right to receive an amount in cash equal to the product of (i) the total number of Shares subject to such Warrant, multiplied by

(ii) the excess of the Merger Consideration over the exercise price per Share subject to such Warrant. If certain consents to have such Warrants accelerated and cashed out pursuant to the terms above are not obtained, the Company has agreed to redeem such Warrants in accordance with the terms of the Warrants.

  Interim Operations; Covenants. Pursuant to the Merger Agreement, during the period from May 7, 1998 to the Effective Time of the Merger, the Company has agreed that, except as expressly contemplated by the Merger Agreement, the Company shall, and shall cause its subsidiaries to, act and carry on their respective businesses in the ordinary course of business consistent with past practice and use its and their respective reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill. Without limiting the generality of the foregoing, during such period, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Parent, which consent shall not be unreasonably withheld:

  a. declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a subsidiary of the Company to the Company in accordance with applicable law;

  b. split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

  c. purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for the cash-out (or redemption in certain circumstances) of Company Stock Options and Warrants outstanding on the date of the Merger Agreement;

  d. authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) other than the issuance of Shares upon the exercise of Company Stock Options and Warrants outstanding on the date of the Merger Agreement and in accordance with their present terms;

  e. amend its certificates or articles of incorporation, bylaws or other comparable charter or organizational documents;

  f. subject to the provisions of the Merger Agreement, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization;

  g. other than as specifically permitted by the Merger Agreement, mortgage or otherwise encumber or subject to any Lien (in each case except as provided by the existing terms of the Company's credit agreements) or otherwise dispose of or sell, lease or license any of its properties or assets other than sales of inventory in the ordinary course of business consistent with past practice;

  h. incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings under current credit facilities and for lease obligations, in each case incurred in the ordinary course of business consistent with past practice;

  i. make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

  j. pay, discharge or satisfy any claims (including claims of shareholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction, (i) of liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date of the Merger Agreement or (ii) claims settled or compromised to the extent permitted by the Merger Agreement, or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, Permit, contract or other document, other than in the ordinary course of business consistent with past practice;

  k. adopt resolutions providing for or authorizing a liquidation or a dissolution;

  l.  enter into any new collective bargaining agreement;

  m. change any material accounting principle used by it, except to the extent required by generally accepted accounting principles;

  n. settle or compromise any litigation (whether or not commenced prior to the date of the Merger Agreement) other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise is not greater than $50,000;

  o. make any new capital expenditure or expenditures, other than capital expenditures not to exceed, in the aggregate $200,000;

  p. except in the ordinary course of business or otherwise permitted by the Merger Agreement, modify, amend or terminate any contract or agreement set forth in filings with the Commission filed and publicly available prior to the date of the Merger Agreement to which the Company or any of its subsidiaries is a party or waive, release or assign any material rights or claims;

  q. except as permitted by the Merger Agreement, (i) enter into any employment agreement with any officer, director or key employee of the Company or any of its subsidiaries or (ii) hire or agree to hire any new or additional key employees with annual compensation of $50,000 or more or officers;

  r. make any tax election or settle or compromise any material tax liability;

  s. voluntarily take, or voluntarily agree to commit to take, any action that would make any representation or warranty of the Company contained in Merger Agreement inaccurate in any material respect at, or as of any time prior to, the Effective Time of the Merger; or

  t. authorize any of, or commit or agree to take any of, the foregoing actions.

  Except as set forth in the Merger Agreement, the Company has also agreed not to:

  a. adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee, or increase the compensation or fringe benefits of any director, employee or former director or employee or pay any benefit not required by any existing plan, arrangement or agreement, other than increases for employees other than officers and directors in the ordinary course of business consistent with past practice;

  b. grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date of the Merger Agreement; or

  c. effectuate a "plant closing" or "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 or similar state law ("WARN") affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any subsidiary of the Company, without the prior written consent of Purchaser and without complying with the notice requirements and other provisions of WARN.

  Access to Information; Confidentiality. Pursuant to the Merger Agreement, during the period prior to the earlier of the Effective Time of the Merger and the termination of the Merger Agreement, each of the Company and its subsidiaries shall afford to Parent, Purchaser and their representatives reasonable access during normal business hours to its properties, books, contracts, commitments, personnel and records (including, without limitation, to the extent available, the work papers of the Company's and its subsidiaries independent public accountants) and, during such period, each of the Company and its subsidiaries shall furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as Parent and Purchaser may from time to time reasonably request; provided, however, that the foregoing shall not require Company or any of its subsidiaries to disclose any information that would cause a violation of any contractual confidentiality obligation existing on the date of the Merger Agreement. Except as required by law, each of the Company, Parent and Purchaser, will hold and will cause its representatives to hold any nonpublic information in confidence to the extent required by the Confidentiality Agreement (as defined below).

  No Solicitation. Until the termination of the Merger Agreement, neither the Company nor any of its subsidiaries, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney, or accountant retained by the Company or any of its subsidiaries) (collectively "Responsible Parties") will directly or indirectly initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Transaction Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Transaction Proposal or agree to or endorse any Transaction Proposal or authorize or permit any Responsible Party to take any such action.

  Notwithstanding the foregoing, if prior to the acceptance for payment of, and payment for, Shares pursuant to the Offer and after consultation with their financial advisors and after receipt of advice from independent outside legal counsel, the Company Board or any Special Committee thereof determines in good faith that such action is necessary to comply with its fiduciary duties, nothing in the Merger Agreement shall prohibit the Company Board from:
(i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Transaction Proposal only to the extent that prior to taking such action the Company provides prompt notice to Parent to the effect that it is furnishing such information to or entering into discussions or negotiations with such person or entity and receives from such person or entity an executed confidentiality agreement containing terms and provisions, when taken in the aggregate, comparable to those in the Confidentiality Agreement in the reasonable judgment of the Company Board, (ii) failing to make or withdrawing or modifying its recommendation referred to in the Merger Agreement if there exists a Transaction Proposal, or (iii) making to the Company's shareholders any recommendation and related filing with the Commission as required by Rule 14e-2 and 14d-9 under the Exchange Act, with respect to any tender offer, or taking any other legally required action with respect to such tender offer (including, without limitation, the making of public disclosures as may be necessary or reasonably advisable under applicable securities laws).

  "Transaction Proposal" shall mean any of the following (other than the transactions between the Company and Purchaser contemplated by the Offer and the Merger Agreement) involving the Company or any of its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) except in the ordinary course of business, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions;
(iii) any tender offer or exchange offer for, or the acquisition of (or right to acquire) a "beneficial ownership" by any person, "group" or entity (as such terms are defined under Section 13(d) of the Exchange Act), of 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or
(iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing or recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries.

  Prior to the Company Board withdrawing or modifying its approval or recommendation of the Offer, the Merger Agreement or the Merger, approving or recommending a Transaction Proposal, or entering into an agreement with respect to a Transaction Proposal, the Company Board shall provide Purchaser with a written notice (a "Notice of Takeover Proposal") advising Purchaser that the Company Board has received a Transaction Proposal, specifying the material terms and conditions of such Transaction Proposal and identifying the person making such Transaction Proposal, and neither the Company nor any subsidiary shall enter into an agreement with respect to a Transaction Proposal until 48 hours after the first Notice of Takeover Proposal with respect to a given third party was given to Purchaser. In addition, if the Company or any of its subsidiaries proposes to enter into an agreement with respect to any Transaction Proposal, the Company shall, if required in accordance with the terms of the Merger Agreement, concurrently with entering into such agreement pay, or cause to be paid, to Purchaser the expenses and fees, including those referred to under "Termination Fee" below.

  Indemnification. The Merger Agreement provides that, for six years after the Effective Time of the Merger, the Surviving Corporation shall indemnify all present and former directors or officers of the Company and its subsidiaries, and Shansby Partners L.L.C. (but only to the extent of the indemnity contained in the Advisory Agreement) ("Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any final resolution of a claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time of the Merger, whether asserted or claimed prior to, at or after the Effective Time of the Merger, to the fullest extent as would have been permitted in their respective articles of incorporation or bylaws consistent with applicable law, to the extent such Costs have not been paid for by insurance and shall, in connection with defending against any action for which indemnification is available hereunder, reimburse such Indemnified Parties from time to time upon receipt of sufficient supporting documentation, for any reasonable costs and expenses reasonably incurred by such Indemnified Parties; provided that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth in the articles of incorporation or bylaws of the Company or its subsidiaries, as applicable, consistent with applicable law shall be made by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified Party; and provided, further, that such reimbursement shall be conditioned upon such Indemnified Parties' agreement promptly to return such amounts to the Company if a court of competent jurisdiction shall ultimately determine that indemnification of such Indemnified Parties is prohibited by applicable law.

  The Surviving Corporation will maintain for a period of not less than six years from the Effective Time of the Merger the Company's current directors' and officers' insurance and indemnification policy (or a policy providing substantially similar coverage) for all persons who are directors and officers of the Company on the date of the Merger Agreement; provided that the Surviving Corporation shall not be required to spend as an annual premium for such insurance an amount in excess of 200% of the annual premium paid for such insurance in effect prior to the date of the Merger Agreement; and provided further that the Surviving Corporation shall nevertheless be obligated to provide such coverage as may be obtained for such amount. These provisions of the Merger Agreement are intended for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

  Termination. The Merger Agreement may be terminated and the transactions contemplated therein abandoned at any time prior to the Effective Time of the Merger, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

  (a)  by mutual written consent of Parent and the Company; or

  (b) by either Parent or the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting, or if there shall be in effect any other legal restraint or prohibition preventing or prohibiting, the acceptance for payment of, or payment for, Shares pursuant to the Offer or the consummation of the Merger, and such order, decree, ruling or other action shall have become final and nonappealable (other than due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement required to be performed at or prior to the Effective Time of the Merger); or

  (c) by the Company, if Purchaser shall not have (i) commenced the Offer within five business days after the initial public announcement of Purchaser's intention to commence the Offer, or (ii) accepted for payment any Shares pursuant to the Offer (other than due to the failure of the Company to perform its obligations under the Merger Agreement) on or prior to July 31, 1998, or, if any necessary approvals required under the HSR Act shall not have been obtained by such date, ten business days after receipt of all necessary approvals under the HSR Act; or

  (d) by the Company, substantially concurrently with the execution, prior to Purchaser's purchase of Shares pursuant to the Offer, of a binding agreement with a third party with respect to a Transaction Proposal, provided that it has complied with all provisions of the Merger Agreement, including the notice provisions in the Merger Agreement, and that it pays the Termination Fee pursuant to the provisions of the Merger Agreement described under "Termination Fee" below; or

  (e) by Parent, prior to Purchaser's purchase of any Shares pursuant to the Offer, in the event of a material breach or failure to perform in any material respect by the Company of any covenant or other agreement contained in the Merger Agreement or in the event of a breach of any representation or warranty of the Company that could reasonably be expected to have a Material Adverse Effect, in each case which cannot be or has not been cured within 15 days after the giving of written notice to the Company; or

  (f) by the Company, prior to Purchaser's purchase of any Shares pursuant to the Offer, in the event of a material breach or failure to perform in any material respect by Parent or Purchaser of any covenant or other agreement contained in the Merger Agreement or in the event of a breach of any representation or warranty of the Company that could reasonably be expected to have a Material Adverse Effect, in each case which cannot be or has not been cured within 15 days after the giving of written notice to Parent or Purchaser; or

  (g) by Parent, if the Company Board, or any subcommittee thereof established to take action under the Merger Agreement, shall (i) withdraw or modify in any adverse manner its approval or recommendation of the Merger Agreement, the Offer or the Merger, (ii) approve or recommend any Transaction Proposal, or (iii) resolve to take any of the actions specified in clause (i) above; or

  (h) by Parent or the Company, in each case after two business days' notice to the other party if the Offer expires without renewal.

  Termination Fee. If any person (other than Purchaser or any of its affiliates) shall have made, proposed, communicated or disclosed a Transaction Proposal in a manner which is or otherwise becomes public and the Merger Agreement is terminated pursuant to any of the following provisions:

  (i)  by the Company pursuant to clause (d) under "Termination" above; or

  (ii) by Parent, pursuant to clause (g) under "Termination" above;

then the Company shall, simultaneously with such termination of the Merger Agreement, pay Purchaser a fee of $3,700,000 in cash, which amount shall be payable in same day funds (the "Termination Fee").

CONFIDENTIALITY AGREEMENT

  The following is a summary of certain provisions of the confidentiality letter agreement, dated as of February 26, 1998, as supplemented by the supplemental confidentiality letter agreement dated March 31, 1998, each between the Company and Desc (as amended, the "Confidentiality Agreement"). This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the confidentiality letters, copies of which are filed with the Commission as Exhibits 99.11 and 99.12 to the
Schedule 14D-1 and
are incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Confidentiality Agreement. The Confidentiality Agreement may be examined and copies may be obtained at the places and in the manner set forth under the heading, "Available Information" in Section 9 of this Offer to Purchase.

  The Confidentiality Agreement contains customary provisions pursuant to which, among other matters, Desc has agreed, subject to certain exceptions, to keep confidential all nonpublic, confidential or proprietary information concerning the Company which is furnished to Desc by or on behalf of the Company, including certain information about the Company's acquisition opportunities with respect to certain acquisition candidates (the "Confidential Information"), and to use the Confidential Information solely for the purpose of evaluating a possible transaction involving the Company and Desc and will not be used in any way detrimental to the Company.

  Desc has further agreed that, for a period of two years from the date of the Confidentiality Agreement, unless Desc receives the prior written consent of the Company, Desc will not, directly or indirectly, solicit any management employee of the Company for employment with whom Desc has had contact or who becomes known to Desc in connection with the Offer.

  Desc has further agreed that, for a period of two years following the date of the Confidentiality Agreement, unless specifically requested in advance by the Company Board, neither it nor any of its "affiliates" or "associates" (as those terms are defined under the Exchange Act) will, other than in connection with the Offer and the Merger, (a) acquire, offer to acquire, or agree to acquire, or cause or recommend that any other person acquire, directly or indirectly, by purchase, gift, through the acquisition or control of another person or otherwise, any voting securities of the Company, or arrange or participate in the arranging of financing thereof, (b) make or in any way participate in, directly or indirectly, any "solicitation" of "proxies" to vote or become a "participant" in an "election contest" (as such terms are used in the proxy rules of the Commission) or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company, (c) form, join or in any way participate in a "group" within the meaning of Section 13(d)(3) of the Exchange Act, with respect to any such voting securities of the Company, (d) deposit any voting securities in a voting trust or subject to any such voting securities to any arrangement or agreement with respect to the voting of such voting securities, (e) propose any business combination (including without limitation pursuant to any merger or share exchange) with the Company or make or propose a tender or exchange offer or any other offer for any of the Company's voting securities, or arrange, or participate in the arrangement of, financing thereof, (f) disclose an intent, purpose, plan or proposal with respect to the Company or its voting securities inconsistent with the provisions of the Confidentiality Agreement or otherwise take any other action that could reasonably be expected to require the Company to disclose any such intent, purpose, plan or proposal,
(g) otherwise act, alone or in concert with or on behalf of others, to seek directly or indirectly to control the management, board of directors, policies or affairs of the Company, (h) encourage or assist any other person in connection with any of the foregoing or (i) request permission to do any of the foregoing.

  Desc has further agreed that it will not directly or indirectly pursue, solicit or encourage, or take any other action with respect to, any acquisition, merger or other combination with any acquisition candidate that has been identified to it by the Company or its Representatives without the prior written consent of the Company or unless the Company has notified Desc in writing that the Company has broken off all discussions with such acquisition candidate. Desc, subject to certain exceptions, may not directly or indirectly contact any employee, officer or Representative of any acquisition candidate identified to it by the Company or its Representatives without the prior written consent of the Company.

VOTING AGREEMENT

  The following summary of the Voting Agreement (the "Voting Agreement") by and among Shansby Partners, L.L.C., TSG2 L.P., TSG2 Management, L.L.C., J. Gary Shansby and Charles H. Esserman (each a "Shansby Affiliate" and collectively, the "Shansby Affiliates") and the Company dated as of May 7, 1998 is qualified by reference to the Voting Agreement which is filed as Exhibit 99.13 to the Schedule 14D-1 and is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meaning given to them in the Voting Agreement. The Voting Agreement may be examined and copies may be obtained at the places and in the manner set forth under the heading, "Available Information" in Section 9 of this Offer to Purchase.

  Pursuant to the Voting Agreement, each of the Shansby Affiliates has agreed
(w) to tender in connection with the Offer all Shares beneficially owned by such Shansby Affiliate and not to withdraw such Shares unless the Merger Agreement has been terminated in accordance with its terms, (x) not to exercise any Warrants held by such Shansby Affiliates unless the Merger Agreement has been terminated, (y) that at the Effective Time of the Merger the Warrants held by the Shansby Affiliates will automatically be cancelled in exchange for the right to receive a cash amount equal to the product of (1) the total number of Shares subject to such Warrants, multiplied by (2) the excess of the Merger Consideration over the exercise price per Share subject to such Warrants and (z) to cancel the Advisory Agreement (as defined in the Merger Agreement) effective upon, and subject to, the consummation of the Offer and the payment of a cancellation fee by the Company to Shansby Partners of $1,400,000.

  The Voting Agreement automatically terminates if the Merger Agreement is terminated in accordance with its terms.

  Based on the public filings with the Commission by the Company and the Shansby Affiliates, the Shansby Affiliates collectively own 1,428,066 Shares (approximately 17.8% of the outstanding Shares).

12. PLANS FOR THE COMPANY; OTHER MATTERS

PLANS FOR THE COMPANY

  Parent is conducting a detailed review of the Company and its business and operations with a view towards determining how to optimally realize any potential synergies which exist between the operations of the Company and those of Parent and its subsidiaries. Such review is not expected to be completed until after the consummation of the Merger, and, following such review, Parent will consider, what, if any, changes would be desirable in light of the circumstances then existing.

  Assuming the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Parent intends to promptly exercise its rights under the Merger Agreement to obtain majority representation on, and control of, the Company Board. Parent will exercise such rights by causing the Company to elect to the Company Board one or more of Ignacio Hernandez, Jerry Wright, Jose Alberto Aranda, Eduardo Medina-Mora Icaza, Ramon F. Estrada Rivero and Ernesto Scharrer Tamm, directors of Purchaser. Further information with respect to such directors is contained in Schedule I hereto. The Merger Agreement provides that, promptly after the purchase by Purchaser of the Minimum Shares pursuant to the Offer, Parent has the right to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors designated by Parent) multiplied by the ratio of (a) the number of Shares beneficially owned by Purchaser or any affiliate of Purchaser (including such Shares which are accepted for payment and paid for pursuant to the Offer) to (b) the total number of Fully Diluted Shares. See Section 11. The Merger Agreement provides that the directors of Purchaser at the Effective Time of the Merger will, from and after the Effective Time of the Merger, be the initial directors of the Surviving Corporation. Purchaser presently intends that upon consummation of the Merger, it shall cause to be appointed its officers, and certain officers of the Company as the initial officers of the Surviving Corporation.

  Purchaser or an affiliate of Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

  Except as disclosed in this Offer to Purchase, and except as may be effected in connection with the integration of operations referred to above, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

OTHER MATTERS

  Shareholder Approval. Under the TBCA, the approval of the Company Board and the affirmative vote of the holders of two-thirds of the outstanding Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's shareholders in accordance with the TBCA. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the TBCA as described below (in which case no further corporate action by the shareholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of two-thirds of the Shares. In the event that Parent, Purchaser and Parent's other subsidiaries or affiliates acquire in the aggregate at least two-thirds of the Shares entitled to vote on the approval of the Merger and the Merger Agreement, they would have the ability to effect the Merger without the affirmative votes of any other shareholders.

  Short-Form Merger. Article 5.16 of the TBCA provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge itself into such corporation or such corporation into itself without any action or vote on the part of the board of directors or the shareholders of such other corporation (a "short-form merger"). In the event that Parent, Purchaser and any other subsidiaries or affiliates of Parent acquire in the aggregate at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any approval of the Company Board or the shareholders of the Company, subject to compliance with the provisions of Article 5.16 of the TBCA. Even if Parent and Purchaser do not own 90% of the outstanding Shares following consummation of the Offer, Parent and Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. Parent presently intends to effect a short-form merger if permitted to do so under the TBCA.

  Appraisal Rights. Holders of the Shares do not have appraisal rights in connection with the Offer or the Merger.

  Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one year following consummation of the Offer and in the Merger, shareholders will receive the same price per share paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such a transaction, be filed with the Commission and disclosed to minority shareholders prior to consummation of the transaction.

13. DIVIDENDS AND DISTRIBUTIONS

  As described above, the Merger Agreement provides that from May 7, 1998 until the Effective Time of the Merger, without the prior written consent of Parent, the Company will not (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities or any rights, warrants or options to acquire any such shares or other securities, except for the cash-out of Company Stock Options and Warrants (as provided in the Merger Agreement) outstanding on the date of the Merger Agreement; or (iv) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) (other than the issuance of Shares upon the exercise of Company Stock Options and Warrants outstanding on the date of the Merger Agreement and in accordance with their present terms). See Section 11.

14. CONDITIONS TO THE OFFER

  Notwithstanding any other provision of the Offer, and subject to the terms of the Merger Agreement (including the obligation of Purchaser to extend the Offer at the request of the Company) and any applicable rules and regulations of the Commission, including Rule 14e-1(c) relating to Purchaser's obligation to pay for or return tendered shares after termination of the Offer, Parent and Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer and may delay acceptance for payment or may terminate the Offer, if the Minimum Condition is not satisfied by the Expiration Date, or if any applicable waiting period under the HSR Act has not expired or terminated by the Expiration Date, or if, at any time after the date of the Merger Agreement and before the Expiration Date, any of the following events shall occur and be continuing:

  a. there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger pursuant to an authoritative interpretation by or on behalf of a Governmental Entity (as defined in the Merger Agreement) that (i) prohibits the acquisition by Parent or Purchaser of any Shares under the Offer, or restrains or prohibits the making or consummation of the Offer or the Merger, (ii) prohibits or materially limits the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company, Parent or any of their respective subsidiaries or compels the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, in each case as a result of the Offer or the Merger or (iii) imposes material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the shareholders of the Company or (iv) prohibits Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company; or

  b. any of the representations and warranties of the Company contained in the Merger Agreement shall not be true and correct in all material respects at and as of the date of consummation of the Offer (except to the extent such representations and warranties speak to an earlier date), as if made at and as of the date of consummation of the Offer, in each case except as contemplated or permitted by the Merger Agreement and with respect to any representations or warranties not qualified by "Material Adverse Effect," unless the inaccuracies under such representations and warranties, taking all the inaccuracies under such representations and warranties together in their entirety, do not individually or in the aggregate, result in a Material Adverse Effect (as defined in the Merger Agreement) on the Company; or

  c. the Company shall have failed to perform in all material respects the obligations required to be performed by it under the Merger Agreement at or prior to the Expiration Date, including but not limited to its obligations under the Merger Agreement regarding the nonsolicitation of other Transaction Proposals, except for such failures to perform as have not had or would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company or materially adversely affect the ability of the Company to consummate the Merger or the Purchaser to accept for payment or pay for Shares pursuant to the Offer; or

  d. the Company Board shall have (i) withdrawn, modified or amended in any respect adverse to Parent or Purchaser its approval or recommendation of the Merger Agreement, the Offer or the Merger, (ii) recommended or approved any Transaction Proposal from a person other than Parent, Purchaser or any of their respective affiliates, or (iii) resolved to do any of the foregoing; or

  e. the Merger Agreement shall have been terminated in accordance with its terms; or

  f. the Company shall have entered into a definitive agreement or agreement in principle with any person with respect to a Transaction Proposal or similar business combination with the Company or any of its subsidiaries, which in the reasonable judgment of Parent or Purchaser in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment.

  The foregoing conditions (other than the Minimum Condition) are for the sole benefit of the Parent and Purchaser and, subject to the Merger Agreement, may be waived by Parent or Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent or Purchaser; provided that, without the express written consent of the Company, neither Parent nor Purchaser may waive the Minimum Condition.

15. CERTAIN LEGAL MATTERS

  General. Except as described in this Section 15, based on information provided by the Company, none of the Company, Desc, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Antitakeover Statutes." While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

  State Antitakeover Statutes. A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

  The State of Texas recently enacted Part Thirteen (Articles 13.01 et seq.) of the TBCA (the "Business Combination Law") which has application to "issuing public corporations" formed under the TBCA, such as the Company. The Business Combination Law imposes a three-year moratorium on certain business combination transactions between an issuing public corporation and an "affiliated shareholder" (generally, a beneficial owner of 20% or more of the then outstanding voting shares of the issuing public corporation) or any affiliate or associate of the affiliated shareholder unless (i) the proposed business combination, or the purchase or acquisition of voting shares on the date such person became an affiliated shareholder (the "share acquisition date"), was approved by the board of directors of the issuing public corporation prior to the affiliated shareholder's share acquisition date or
(ii) the proposed business combination is approved by the affirmative vote of at least two-thirds of the outstanding voting shares (excluding the shares owned by the affiliated shareholder and its affiliates and associates) at a meeting of shareholders (and not by written consent) duly called for that purpose not less than six months after the affiliated shareholder's share acquisition date. Application of the Business Combination Law is subject to a number of exceptions.

  Because the transactions contemplated by the Merger Agreement have been unanimously approved by the Company Board, the restrictions under the Business Combination Law will not affect the Offer or the Merger. The Business Combination Law will apply to the Company for so long as it has (i) 100 or more shareholders of record, (ii) any class of voting securities registered under the Exchange Act or (iii) any class of voting securities qualified for trading in a national market system, but not thereafter.

  Parent and Purchaser do not believe that the antitakeover laws and regulations of any state other than Texas will by their terms apply to the Offer, and, except as set forth above with respect to the Business Combination Law, neither Parent nor Purchaser has currently complied with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 14.

  Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

  Parent and the Company expect to file promptly their Notification and Report Forms with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth day after the date Parent's form is filed, unless early termination of the waiting period is granted. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

  The FTC and the DOJ frequently scrutinize the legality under the Antitrust Laws of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the DOJ or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. Based upon an examination of information provided by the Company relating to the businesses in which Parent and the Company are engaged, Parent and Purchaser believe that the acquisition of Shares by Purchaser will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result.

  As used in this Offer to Purchase, "Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

  Federal Reserve Board Regulations. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. As described in Section 10 of this Offer to Purchase, the financing of the Offer will not be directly or indirectly secured by the Shares or other securities which constitute margin stock. Accordingly, all financing for the Offer will be in full compliance with the Margin Regulations.

16. FEES AND EXPENSES

  J.P. Morgan is acting as Dealer Manager in connection with the Offer and is providing certain financial advisory services to Purchaser and Parent in connection with the Offer. Parent has agreed to pay J.P. Morgan a fee of approximately $1.4 million for such services. Parent has also agreed to reimburse J.P. Morgan for its reasonable out-of-pocket expenses, including reasonable fees and expenses of its counsel and any other advisor retained by J.P. Morgan in connection with its engagement, and to indemnify J.P. Morgan and certain related persons against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws.

  In the ordinary course of its business, J.P. Morgan engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of Desc, the Company or their respective subsidiaries. As of May 12, 1998, J.P. Morgan had neither a long nor a short position in Shares held for its own accounts.

  The Purchaser and Parent have retained Morrow & Co., Inc. to act as the Information Agent and Citibank, N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services. Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

  Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

17. MISCELLANEOUS

  The Offer is being made to all holders of Shares other than the Company. Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF DESC, PARENT OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS OFFER TO PURCHASE NOR ANY PURCHASE PURSUANT TO THE OFFER, SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF DESC, PARENT, PURCHASER OR THE COMPANY SINCE THE DATE OF WHICH INFORMATION IS FURNISHED OR THE DATE OF THIS OFFER TO PURCHASE.

  Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner set forth in Section 9 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

                       AUTHENTIC ACQUISITION CORPORATION

May 14, 1998

                                  SCHEDULE I

                INFORMATION CONCERNING DIRECTORS AND EXECUTIVE
             OFFICERS OF DESC, PARENT, AAC DELAWARE AND PURCHASER

  1. DIRECTORS AND EXECUTIVE OFFICERS OF DESC. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Desc. Unless otherwise indicated, each such person is a citizen of Mexico and the business address of each such person is c/o Desc, S.A. de C.V., Paseo de los Tamarindos 400-B, 28th Floor, Bosques de las Lomas, Mexico, D.F. 05120. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Desc, or the organization indicated, for the past five years.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                NAME                  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
                ----                  --------------------------------------------------

A Share Directors

Fernando Senderos Mestre........... Chairman of the Board and Chief Executive Officer
                                    of Desc; Chairman of the Board of Parent. First
                                    elected in 1973.
Manuel Senderos Irigoyen........... Private Investor and Founder of Desc. First elected in 1973.
Eneko de Belausteguigoitia Arocena. Chairman of the Board of Elai, S.C. First elected in 1973.
Carlos Gonzalez Zabalegui.......... Chief Executive Officer of Controladora Comercial
                                    Mexicana, S.A. de C.V.; Director of Grupo
                                    Financiero Inverlat, S.A. de C.V.; Director of
                                    Grupo Financiero Banacci, S.A. de C.V.; Director of
                                    Seguros Comercial America, S.A. de C.V. First
                                    elected in 1996.
Carlos Gomez y Gomez............... Chairman of the Board of Grupo Financiero Santander
                                    Mexicano, S.A. de C.V. First elected in 1973.
Luis Prado Vieyra.................. Chairman of the Board of Cia. Administradora Prado
                                    Vieyra, S.A. de C.V. First elected in 1973.
Adolfo Patron Lujan................ Private Investor. First elected in 1982.
Ernesto Vega Velasco............... Secretary of the Board, Vice President, Chief
                                    Operating and Chief Financial Officer of Desc.
                                    First elected in 1973.
Alejandro Burillo Azcarraga........ Vice Chairman of the Board of Grupo Televisa, S.A.
                                    de C.V. First elected in 1992.
Manuel Senderos Fernandez.......... Private Investor. First elected in 1993.
Federico Fernandez Senderos........ Private Investor. First elected in 1993.
Emilio Mendoza Saeb................ Vice President of Desc; Chief Executive Officer of
                                    Unik, S.A. de C.V. First elected in 1994.
Andres Banos Samblancat............ Vice President of Desc; Chief Executive Officer of
                                    Dine, S.A. de C.V. First elected in 1994.
Ruben Aguilar Monteverde........... Private Investor. First elected in 1978.

A Share Director Alternates

Jorge Ballesteros Franco........... Chief Executive Officer of Grupo Mexicano de
                                    Desarrollo, S.A. de C.V. First elected in 1973.

Antonio Ruiz Galindo Terrazas.... Chairman of the Board of Grupo DSC, S.A. de
                                  C.V. First elected in 1973.
Luis Dario Chazaro Senderos...... Private Investor. First elected in 1976.
Jose Luis Ballesteros Franco..... Chief Executive Officer of Grup Synkro, S.A.
                                  de C.V. First elected in 1978.
Jose Pinto Mazal................. Chief Executive Officer of Beta San Miguel,
                                  S.A. de C.V. Director of Polycrom, S.A. de
                                  C.V. First elected in 1996.

B Share Directors

Alberto Bailleres Gonzalez....... Chairman of the Board of Industrias Penoles;
                                  Chairman of the Board of Grupo Palacio de
                                  Hierro, S.A. de C.V.; Chairman of the Board
                                  of Grupo Nacional Provincial, S.A. de C.V.
                                  First elected in 1973.
Romulo O'Farrill, Jr............. Chairman of the Board of Novedades Editores,
                                  S.A. de C.V. First elected in 1973.
Francisco Trouyet Hauss.......... Chairman of the Board of Interindustrias,
                                  S.A. de C.V. First elected in 1973.
Victor de la Lama Cortina........ Chairman of the Board of Administradora
                                  Londres, S.A. de C.V. First elected in 1973.
Oscar Alarcon Velazquez.......... Private Investor. First elected in 1976.
Prudencio Lopez Martinez......... Chairman of the Board of Cia. Molinera
                                  Mexicana, S.A. de C.V. First elected in
                                  1973.
Guillermo Fernandez de la Parra.. Private Investor. First elected in 1973.
Guillermo Ballesteros Ibarra..... Director of Grupo Mexicano de Desarrollo,
                                  S.A. de C.V. First elected in 1973.
Roger Patron Lujan............... Private Investor. First elected in 1984.
Javier Ruiz Galindo Terrazas..... Private Investor. First elected in 1994.
Enrique Ochoa Vega............... Vice President of Desc; Chief Executive
                                  Officer of Girsa, S.A. de C.V. First elected
                                  in 1994.
Gonzalo Gout Ortiz de Montellano. Chairman of the Board of Constructora y
                                  Edificadora Mexicana, S.A. de C.V. First
                                  elected in 1982.

B Share Director Alternates

Jose Gomez Gordoa................ Chairman of the Board of Bufete Gomez
                                  Gordoa--Gomez Roch. First elected in 1982.
Jose Pintado Rivero.............. Chairman of the Board of Pintado y Asoc.
                                  First elected in 1982.

C Share Directors

Carlos Sales Gutierrez........... Chief Executive Officer of Nacional
                                  Financiera, S.N.C. First elected in 1997.

C Share Director Alternate

Jose Pliego Alvarez.............. Deputy Chief Executive Officer of Nacional
                                  Financiera, S.N.C. First elected in 1998.

Executive Officers (not listed above)

Arturo D'Acosta Ruiz......... Corporate Director of Treasury and Accounting.
                              With the company for 16 years.
Eduardo Medina-Mora Icaza.... Corporate Director of Strategic Planning. With
                              the company for 8 years.
Juan Antonio Huitron Benitez. Corporate Director of Tax and Internal Auditing.
                              With the company for 18 years.
Alberto Morett Lopez......... Corporate Director of Administration and Human
                              Resources. With the company for 5 years.
Pedro Piedras Ros............ Corporate Director of Control (Girsa and Dine).
                              With the company for 18 years.
Agustin Rios Matence......... Corporate Director of Control (Unik). With the
                              company for 21 years.
Ernesto Scharrer Tamm........ Corporate Director of Control (Agrobios). With
                              the company for 16 years.
Ramon F. Estrada Rivero...... General Counsel of Desc; Secretary and General
                              Counsel of Parent, AAC Delaware and Purchaser.
                              With the company for 8 years.

Fernando Senderos Mestre is the son of Manuel Senderos Irigoyen, the uncle of Manuel Senderos Fernandez and Federico Fernandez Senderos, the cousin of Luis Dario Chazaro Senderos and the brother-in-law of Carlos Gomez y Gomez. Manuel Senderos Irigoyen is the grandfather of Manuel Senderos Fernandez and Federico Fernandez Senderos, the uncle of Luis Dario Chazaro Senderos and the father-in-law of Carlos Gomez y Gomez. Guillermo Ballesteros Ibarra is the uncle of Jorge Ballesteros Franco and Jose Luis Ballesteros Franco, who are brothers. Adolfo Patron Lujan is the brother of Roger Patron Lujan.

  2. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Each such person is a citizen of Mexico and the business address of each such person is c/o Agrobios, S.A. de C.V., Paseo de los Tamarindos 400-B, 28th Floor, Bosques de las Lomas, Mexico, D.C. 05120. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent or the organization indicated, for the past five years.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                NAME                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
                ----                 --------------------------------------------------

Directors

Fernando Senderos Mestre.......... Chairman of the Board and Chief Executive Officer of
                                   Desc; Chairman of the Board of Parent.
Manuel Senderos Irigoyen.......... Private Investor.
Eneko de Belausteguigoitia Arocena Chairman of the Board of Elai, S.C.
Carlos Gomez y Gomez.............. Chairman of the Board of Grupo Financiero Santander
                                   Mexicano, S.A. de C.V.
Ernesto Vega Velasco.............. Secretary of the Board, Vice President, Chief
                                   Operating and Chief Financial Officer of Desc.
Eduardo Medina-Mora Icaza......... Corporate Director of Strategic Planning of Desc.
Ernesto Scharrer Tamm............. Corporate Director of Control (Agrobios).

Executive Officers (not listed above)

Ramon F. Estrada Rivero...... Secretary and General Counsel of Parent, AAC
                              Delaware and Purchaser; General Counsel of Desc.
                              With the company for 8 years.
Juan Antonio Huitron Benitez. Corporate Director of Tax and Internal Auditing
                              of Desc; Chief Financial Officer of Parent. With
                              the company for 18 years.

  3. DIRECTORS AND EXECUTIVE OFFICERS OF AAC DELAWARE AND PURCHASER. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of AAC Delaware and Purchaser. Unless otherwise indicated, each such person is a citizen of Mexico and the business address of each such person is c/o Authentic Acquisition Corporation, 7150 Village Drive, Buena Park, California 90621. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with both Purchaser and AAC Delaware. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at AAC Delaware and Purchaser or the organization indicated, for the past five years (or inception with respect to AAC Delaware and Purchaser).

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
            NAME                MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
            ----                --------------------------------------------------

Directors

Ignacio Hernandez......... Chairman of the Board.
Jerry Wright(1)........... Chief Executive Officer; Chief Executive Officer of Embasa
                           Foods, Inc.
Jose Alberto Aranda....... Chief Financial Officer of Corfuerte, S.A. de C.V.
Eduardo Medina-Mora Icaza. Vice Chairman; Corporate Director of Strategic Planning of
                           Desc.
Ramon F. Estrada Rivero... Secretary and General Counsel of Parent, AAC Delaware and
                           Purchaser; General Counsel of Desc.
Ernesto Scharrer Tamm..... Corporate Director of Control (Agrobios).

Executive Officer (not listed above)

Robert DeVan(1)........... Chief Financial Officer and Assistant Secretary; Chief
                           Financial Officer of Embasa Foods, Inc.

--------
(1)  United States citizen.

                                                                        Annex A

                         DONALDSON, LUFKIN & JENRETTE
              Donaldson, Lufkin & Jenrette Securities Corporation
                           2900 Texas Commerce Tower
                               2200 Ross Avenue
                              Dallas, Texas 75201

                                  May 7, 1998

Board of Directors
Authentic Specialty Foods, Inc.
1313 Avenue R
Grand Prairie, TX 75050

Dear Sirs:

  You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Authentic Specialty Foods, Inc. (the "Company") of the consideration to be received by such shareholders pursuant to the Agreement and Plan of Merger, dated as of May 7, 1998 (the "Agreement"), by and between Agrobios S.A. de C.V. ("Buyer"), the Company and Authentic Acquisition Corporation ("MergerCo"), a wholly owned subsidiary of Buyer. Pursuant to the Agreement, Buyer or MergerCo will commence a tender offer (the "Tender Offer") for any and all outstanding Shares at a price of $17.00 in cash per share (the "Offer Price"). The Tender Offer is to be followed by a merger (the "Merger") of MergerCo with and into the Company in which the Shares not tendered into the Tender Offer would be converted, subject to certain exceptions, into the right to receive the Offer Price. The Tender Offer, together with the Merger is referred to herein as the "Transaction".

  In arriving at our opinion, we have reviewed the draft dated May 6, 1998 of the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company including information provided during discussions with management. Included in the information provided during discussions with management was certain financial projections of the Company for the fiscal year ending December 31, 1998 (the "1998 Budget") prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Shares, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

  In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us. With respect to the 1998 Budget supplied to us, we have assumed that it has been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the estimated operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

  We were requested by the Board of Directors to solicit indications of interest in the Company from a limited number of parties considered to be the most likely potential acquirors of the Company.

  Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Transaction and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Transaction. Our opinion does not constitute a recommendation to any shareholder as to whether such shareholder should tender in the Tender Offer or how such shareholder should vote on the proposed Transaction.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

  Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the holders of Shares pursuant to the Transaction is fair to such shareholders from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                             /s/ Michael L. Crow
                                          By: _________________________________
                                             Michael L. Crow
                                             Senior Vice President

  Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                       The Depositary for the Offer is:

                                CITIBANK, N.A.

                                      By Overnight Courier
               By Mail:                     Delivery:                 By Hand:

            Citibank, N.A.                Citibank, N.A.           Citibank, N.A.
 c/o Citicorp Data Distribution, Inc.   c/o Citicorp Data      Corporate Trust Window
            P.O. Box 7072               Distribution, Inc.   111 Wall Street, 5th Floor
      Paramus, New Jersey 07653          404 Sette Drive      New York, New York 10043
                                       Paramus, New Jersey
                                              07652

                                         For information:
                                          (800) 422-2077

  Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent or the Dealer Manager at the address and telephone numbers set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                              MORROW & CO., INC.

                               909 Third Avenue
                                  20th Floor
                           New York, New York 10022
                                (212) 754-8000
                           Toll Free: (800) 566-9061

                    Banks and Brokerage Firms please call:
                           Toll Free: (800) 662-5200

                     The Dealer Manager for the Offer is:

                          J.P. MORGAN SECURITIES INC.

                          60 Wall Street, 26th Floor
                            New York, NY 10260-0060
                                (800) 832-7845